EXHIBIT 99.1

Sutron Reports 50% Growth in Third Quarter Earnings

November 11, 2010, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months and nine months ended September 30, 2010.

Financial Highlights

Net income for the third quarter ended September 30, 2010 was up 50% to $782,295 or $.17 per share as compared to net income of $521,014 or $.11 per share in the third quarter in 2009.    Net income for the nine months ended September 30, 2010 was up 66% to $1,702,775 or $.37 per share as compared to net income of $1,025,517 or $.22 per share for the same nine month period in 2009. Revenues for the third quarter ended September 30, 2010 were up 29% to $5,833,904 as compared to $4,536,850 in the third quarter of 2009.  Revenues for the nine months ended September 30, 2010 were up 26% to $16,206,680 as compared to $12,898,779 for the same nine month period of 2009.  The backlog of customer orders and contracts at September 30, 2010 was down 16% to approximately $14,509,000 as compared to backlog of approximately $17,203,000 at September 30, 2009.

“We are pleased to report 50% growth in third quarter earnings on 29% growth in revenues”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “As a percentage of revenues, operating income was 20% in the third quarter of 2010 as compared to 16% in the third quarter of 2009. R&D spending increased 12% in the third quarter of 2010 as compared to the third quarter of 2009.  Our results for the nine months ended September 30, 2010 were similarly positive as we experienced a 66% growth in earnings on 26% growth in revenues over the same nine month period of 2009.  As a percentage of revenues, operating income was approximately 16% for the nine months ended September 30, 2010 as compared to 11% over the same nine month period of 2009.  R&D spending increased 16% for the nine months ended September 30, 2010 over the same nine month period of 2009.”

“We are focused on enhancing our current products, adding innovative new products, expanding our project opportunities and increasing our backlog.  We are focused on utilizing our cash position, which has reached a record level of approximately $10,369,000 as of September 30, 2010, to make strategic acquisitions that will complement our business and add to our growth.  We are focused on achieving record results in fiscal year 2010 and expect to convert approximately 50% of our September 30th backlog into revenue during the fourth quarter of fiscal year 2010.  We continue to see many world-wide opportunities in the hydro-meteorological and oceanic monitoring markets.  We are hopeful of winning several large projects before year end that will expand the backlog that we plan to carry into fiscal year 2011.  We are positioning ourselves to achieve record results in fiscal year 2011.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a provider of products, systems, services and software to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies in the hydrological, meteorological and oceanic real-time data collection and control market.  We have sold over 50,000 stations worldwide that use satellite, telephone, or cellular telemetry to collect, store, and transmit real-time data from remote sites. Our data collection software allows users to collect, process, calculate, analyze and distribute their data in real time via voice, text, email, pager, web page, alerts and live web-cam. Our equipment and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of field stations, sensors or base stations. Our operating results are project-driven and fluctuate substantially based upon large contract awards that are difficult to project in terms of timing.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  Factors that may cause actual results to differ materially from those in the forward-looking statements include those set forth in our filings with the SEC, including the disclosure under the heading “Business” and “Management’s Discussion and Analysis” in the Company’s Annual Report on Form 10-K filed on April 15, 2010. We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$5,833,904	$4,536,850
Cost of sales	3,268,035	2,470,685
Gross profit	2,565,869	2,066,165
Operating expenses	1,408,000	1,326,923
Operating income	1,157,869	739,242
Interest and other income	19,426	20,772
Income before income taxes	1,177,295	760,014
Income tax expense	395,000	239,000
Net income	$782,295	$521,014
PER SHARE AMOUNTS:
Basic income per share	$0.17	$0.11
Diluted income per share	$0.16	$0.10

	(Unaudited)
	For the Nine Months
	Ended September 30,
HIGHLIGHTS OF OPERATING RESULTS	2010	2009

Revenues	$16,206,680	$12,898,779
Cost of sales	9,385,520	7,410,081
Gross profit	6,821,160	5,488,698
Operating expenses	4,250,486	4,103,933
Operating income	2,570,674	1,384,765
Interest and other income	47,101	215,752
Income before income taxes	2,617,775	1,600,517
Income tax expense	915,000	575,000
Net income	$1,702,775	$1,025,517
PER SHARE AMOUNTS:
Basic income per share	$0.37	$0.22
Diluted income per share	$0.34	$0.21

Balance Sheets

	(Unaudited)	(Audited)
	September 30,	December 31,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$9,479,374	$4,666,983
Restricted cash and cash equivalents	889,244	1,032,517
Accounts receivable, net	3,690,996	7,468,327
Inventory	3,823,877	3,088,782
Prepaid items and other assets	730,572	206,338
Income taxes receivable	–	70,695
Deferred income taxes	471,000	412,000
Total Current Assets	19,085,063	16,945,642

Property and Equipment, Net	1,736,115	1,884,876
Other Assets
Goodwill	570,150	570,150
Other Assets	109,701	127,529
Total Assets	$21,501,029	$19,528,197

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,467,090	$1,064,425
Accrued payroll	179,200	479,507
Other accrued expenses	1,299,915	1,470,477
Billings in excess of costs and estimated earnings	370,943	–
Total Current Liabilities	3,317,148	3,014,409
Long-Term Liabilities
Deferred rent	1,230,863	1,335,176
Deferred income taxes	113,000	148,000
Total Long-term Liabilities	1,343,863	1,483,176
Total Liabilities	4,661,011	4,497,585

Stockholders’ Equity
Common stock	45,757	45,707
Additional paid-in capital	3,710,788	3,635,659
Retained earnings	13,125,260	11,422,485
Accumulated other comprehensive loss	(41,787)	(73,239)
Total Stockholders’ Equity	16,840,018	15,030,612
Total Liabilities and Stockholders’ Equity	$21,501,029	$19,528,197